Exhibit (a)(3)

STATE of DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE of TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment.

1.	Name of Statutory Trust: Redwood Real Estate Income Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:
The name of the statutory trust is: Redwood Private Real Estate Debt Fund

[set forth amendment(s)]

3. (Please complete with either upon filing or it may be a future effective date that is within 90 days of the filing date). This Certificate of Amendment shall be effective April 30, 2025.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 24th day of April, 2025 A.D.

By:	/s/ Amy Small
Trustee

Name:	Amy Small
Typed or Printed